Exhibit 99

Pat O’Bryan Promoted to CEO of Fidelity Exploration & Production Company as Kent Wells Announces Retirement

BISMARCK, N.D. - Jan. 22, 2015 - MDU Resources Group, Inc. (NYSE:MDU) announced today that Pat O’Bryan will become chief executive officer of its Fidelity Exploration & Production Company, effective March 1. He also will retain his current position as president.

He succeeds J. Kent Wells, who has announced that he will retire on February 28 from his positions as Fidelity CEO and vice chairman of the corporation. Wells has also indicated that he will resign as a director of MDU Resources at the same time.

“We appreciate the job Kent has done leading Fidelity’s transition from a gas-centric business to a balanced production portfolio,” said David L. Goodin, MDU Resources president and CEO. “As MDU’s vice chairman, Kent has played a key role in our corporate strategy and succession planning processes and we are well positioned to have a smooth transition in direction and leadership at Fidelity.”

“I have thoroughly enjoyed my time at Fidelity and MDU. The company has made tremendous progress during that time due to the talent and skills of an exceptional team of employees and leaders,” said Wells, who joined Fidelity in May of 2011. “For the past few years Pat has worked closely with me in developing and executing on our strategy and has the talent and knowledge to lead the company going forward, especially during this difficult oil price environment.”

“Pat is well prepared to lead Fidelity as president and CEO,” Goodin said. “His leadership and deep industry experience will be very important during the pause in our plans to market the business, and will contribute to the successful marketing of Fidelity when the timing is appropriate.”

MDU Resources announced last November that it plans to market Fidelity, but has delayed that process in light of the recent volatility of oil prices.

O’Bryan became president of Fidelity in July of 2014, consistent with MDU Resources’ long-term succession planning process. He joined the company in 2011 as vice president of drilling and completions. He has 26 years of experience in the oil and gas business, including executive and asset general management, drilling engineering and technology management, production and reservoir engineering supervision. Prior to joining Fidelity, O’Bryan held vice president positions in drilling and completions and productions at BP. He has a Ph.D. in Petroleum Engineering from Louisiana State University.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, including regulated utilities and pipelines, construction materials and services and exploration and production. For more information about MDU Resources, see the company's website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts
Financial:
Phyllis A. Rittenbach, director - investor relations, (701) 530-1057
phyllis.rittenbach@mduresources.com

Media:
Richard Matteson, director of communications and public affairs, (701) 530-1700
richard.matteson@mduresources.com

Tim Rasmussen, operating company public relations manager, (701) 530-1069
tim.rasmussen@mduresources.com